                                 SCHEDULE 14a
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement                    [_] Confidential, for Use of the
[X] Definitive Proxy Statement                       Commission Only (as permitted by
[_] Definitive Additional Materials                  Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to (S) 240.14a-12

                         INSPIRE PHARMACEUTICALS, INC.
                    --------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
   ____________________________________________________________________________

   (2) Aggregate number of securities to which transaction applies:
   ____________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):
   ____________________________________________________________________________

   (4) Proposed maximum aggregate value of transaction:
   ____________________________________________________________________________

   (5) Total fee paid:
   ____________________________________________________________________________

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
   ____________________________________________________________________________

   (2) Form, Schedule or Registration Statement No.:
   ____________________________________________________________________________

   (3) Filing Party:
   ____________________________________________________________________________

   (4) Date Filed:
   ____________________________________________________________________________

[LOGO]
INSPIRE
PHARMACEUTICALS, INC.

                                                                 April 11, 2002

To Our Stockholders:

   You are most cordially invited to attend the 2002 Annual Meeting of Stockholders of Inspire Pharmaceuticals, Inc. at 9:00 a.m., local time, on Tuesday, June 4, 2002, at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina.

   The enclosed Notice of Annual Meeting of Stockholders and proxy statement on the following pages describe the matters to be presented at the Annual Meeting.

   It is important that your shares be represented at the Annual Meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

   Thank you for your continued support.

                                          Sincerely,

                                          Christy L. Shaffer, Ph.D.
                                          President and Chief Executive Officer

                         INSPIRE PHARMACEUTICALS, INC.
                       4222 Emperor Boulevard, Suite 470
                       Durham, North Carolina 27703-8466

                 ---------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On June 4, 2002
                 ---------------------------------------------

Dear Stockholders:

   The Annual Meeting of the Stockholders of Inspire Pharmaceuticals, Inc. will be held on June 4, 2002, at 9:00 a.m., at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547, to:

   (1) Elect two directors to serve until the Annual Meeting of the Stockholders to be held in 2005 and until their successors have been duly elected and qualified;

   (2) Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002;

   (3) Consider and vote upon a proposal to ratify the amendments to our Amended and Restated 1995 Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance pursuant to stock awards under the plan from 3,428,571 to 6,428,571 shares; and

   (4) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   Only stockholders of record at the close of business on April 5, 2002 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours at our executive offices at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703-8466 for a period of 10 days prior to the Annual Meeting and a copy shall be available for examination at the time and place of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement to such effect at the Annual Meeting.

   It is important that your shares be represented at the Annual Meeting. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

                                          By Order of the Board of Directors,

                                          Gregory J. Mossinghoff
                                          Secretary

Durham, North Carolina
April 11, 2002

                         INSPIRE PHARMACEUTICALS, INC.
                       4222 Emperor Boulevard, Suite 470
                       Durham, North Carolina 27703-8466

                            ----------------------

                                PROXY STATEMENT

                            ----------------------

General

   These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Inspire Pharmaceuticals, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders (the "Annual Meeting"), and at any continuation or adjournment thereof. The Annual Meeting will be held on June 4, 2002 at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547 at 9:00 a.m.

   We maintain principal executive offices at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703-8466. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about April 19, 2002. Our Annual Report for 2001, including financial statements for the year ended December 31, 2001, is being mailed to stockholders at the same time.

Stockholders Entitled To Vote

   Holders of shares of our common stock of record at the close of business on April 5, 2002 are entitled to notice of, and to vote at, the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the Annual Meeting. On the record date there were 25,792,721 shares outstanding. Our Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting.

   Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How To Vote

   If you are a stockholder of record (i.e. a stockholder who holds shares in one's own name), you can vote by signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

   If your shares are held in the name of a bank, broker or other holder of record (that is, "street name"), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Changing Your Vote

   You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of Inspire. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

Reduce Duplicate Mailings

   We are required to provide an Annual Report to all stockholders who receive this proxy statement. If you are a stockholder of record and have more than one account in your name or at the same address as other stockholders of record, you may authorize us to discontinue mailings of multiple proxy statements, Annual Reports and other information statements. To do so, mark the designated box on each proxy card for which you wish to discontinue to receive duplicate documents. Your consent to cease delivery of the Annual Report, proxy statements and other information statements shall be effective for five (5) years or until you revoke your consent. You may revoke your consent at any time by contacting Gregory J. Mossinghoff, in writing, at our offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703-8466, or by calling (919) 941-9777. Delivery of individual copies of the documents shall resume within 30 days of receipt of your request.

Stockholder Proposals

   To be included in the Board of Directors' proxy statement and proxy card for the 2003 Annual Meeting of Stockholders, a stockholder proposal must be received by us on or before December 20, 2002. Proposals should be directed to the attention of Gregory J. Mossinghoff at our offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703-8466.

   In addition, if a stockholder wishes to present a proposal at our 2003 Annual Meeting which is not intended to be included in the proxy statement for that meeting, we must receive written notice of the stockholder proposal by March 5, 2003. If we do not receive timely notice of such a stockholder proposal, we will retain discretionary authority to vote proxies on such proposals even if it is not specifically reflected on the proxy card and stockholders have not had an opportunity to vote on the proposal by proxy.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   At the Annual Meeting two directors are to be duly elected to hold office until the Annual Meeting of Stockholders to be held in 2005 and until their successors shall have been elected and qualified. The nominees for election to the Board of Directors are Kip Frey and Jesse I. Treu, Ph.D.

   Pursuant to our Amended and Restated Certificate of Incorporation, as amended, the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of an equal number of directors. There are currently seven members of the Board of Directors. Class A consists of Dr. Shaffer and Mr. Mossinghoff, whose terms will expire at the Annual Meeting of Stockholders in 2004. Class B consists of Terrance G. McGuire and Jesse I. Treu, Ph.D., whose terms will expire at the Annual Meeting of Stockholders in 2002. Mr. McGuire has informed the Board of Directors that he does not intend to stand for re-election at the Annual Meeting. The Nominating Committee of the Board of Directors has nominated, and the Board of Directors has ratified, the nominations of Dr. Treu and Mr. Frey for election at the Annual Meeting. The Nominating Committee does not currently consider nominees recommended by stockholders. Class C consists of Richard Boucher, M.D., H. Jefferson Leighton, Ph.D. and W. Leigh Thompson, M.D., Ph.D., D.Sc., whose terms will expire at the Annual Meeting of Stockholders in 2003.

   Set forth below is certain information about the members of our Board of Directors and the nominees, including their name, age and current positions:

Name                                  Age                     Position
----                                  ---                     --------
Christy L. Shaffer, Ph.D............. 44  President, Chief Executive Officer and Director
Gregory J. Mossinghoff............... 41  Senior Vice President and Chief Business Officer,
                                          Secretary, Treasurer and Director
Terrance G. McGuire.................. 46  Chairman of the Board
Richard Boucher, M.D................. 57  Director
Kip Frey............................. 43  Nominee
H. Jefferson Leighton, Ph.D.......... 56  Director
W. Leigh Thompson, M.D., Ph.D., D.Sc. 63  Director
Jesse I. Treu, Ph.D.................. 55  Director

   If the enclosed proxy is properly executed and received in time for the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The nominees have consented to being named in this proxy statement and to serve if elected.

   Set forth below is biographical information for each member of the Board of Directors and each nominee for election to the Board of Directors, including a summary of their background and principal occupations. If elected, each nominee would serve until the Annual Meeting in 2005 and until his successor is duly elected and qualified, or until such director's earlier death, resignation, or removal.

   Christy L. Shaffer, Ph.D., has served as our President, Chief Executive Officer and as a director since January 1999. Dr. Shaffer joined us in June 1995 as our first full-time employee, Director, Clinical Operations. She was promoted to Senior Director, Development in June 1996 and to Vice President, Development and Chief Operating Officer in January 1998. Dr. Shaffer has over ten years of experience in drug development within the pharmaceutical industry. She previously served in a variety of positions in the clinical research division of Burroughs Wellcome Co. including Associate Director of pulmonary research in the department of pulmonary/critical care medicine during the period from February 1995 to June 1995. Dr. Shaffer coordinated several IND submissions and one NDA submission at Burroughs Wellcome. Dr. Shaffer received a Ph.D. in pharmacology from the University of Tennessee and completed two years of postdoctoral training in cardiovascular research in the Biochemistry Department at the Chicago Medical School before her postdoctoral appointment at University of North Carolina.

   Gregory J. Mossinghoff has served as our Chief Business Officer since December 1999 and as our Senior Vice President since November 10, 2000. Mr. Mossinghoff joined us in June 1998 as our Senior Director of Strategic Planning and Operations and was promoted to Vice President, Corporate Development in January 1999. Mr. Mossinghoff has also served as our Secretary since October 1998, and as our Treasurer since March 2000. In his current role he helps us develop and realize strategic objectives, expand our corporate partnerships in the United States and abroad, and oversees all business-related activities including operations and finance. Before joining us, from February 1996 to June 1998, Mr. Mossinghoff was worldwide Director of Business Analysis at Glaxo Wellcome plc. Before joining Glaxo Wellcome, Mr. Mossinghoff held various roles with increasing responsibility at Hoffmann LaRoche Inc., from June 1988 to February 1996, including Manager, Business Development and Strategic Planning from 1994 to 1996. Mr. Mossinghoff received a BA degree in Economics from the University of Virginia, Charlottesville, VA and an MBA in Financial Management & Analysis from George Mason University, Fairfax, VA.

   Terrance G. McGuire has served as our Chairman of the Board and a director since October 1993, and is one of our four founders. He currently serves as Chairman of the Compensation and Audit Committees of the Board and as a member of the Nominating Committee of the Board. In December 2001, Mr. McGuire advised the Board of Directors that he would not stand for re-election at the Annual Meeting. He also served as our Treasurer from October 1993 to March 2000. Since March 1986, he has been a founding general partner of Polaris Venture Partners L.P. Since 1993, he has served as a general partner of Alta V Management Partners L.P., which is the general partner of Alta V Limited Partnership, a fund associated with Burr, Egan, Deleage & Co. Mr. McGuire has also been general partner of Beta Partners LP, a venture capital firm, since 1989. He is a director of Akamai Technologies, Inc., Aspect Medical Systems, Inc., deCODE genetics, Inc., Wrenchead.com, Inc., and several other private healthcare and information technology companies. Mr. McGuire received his B.S. in Physics and Economics from Hobart College, his M.S. in Engineering from Dartmouth College and his MBA from the Harvard Business School.

   Richard Boucher, M.D. has served as a director since March 1995, and is a Co-Chairman of our Scientific Advisory Board and a member of our Nominating Committee. One of our four founders, Dr. Boucher is the William Rand Kenan Professor of Medicine, Chief of Pulmonary Medicine and Director of the Cystic Fibrosis/Pulmonary Research and Treatment Center at The University of North Carolina at Chapel Hill School of Medicine. Dr. Boucher obtained his M.D. degree from Columbia University College of Physicians and Surgeons. Following residency training, he joined the Faculty of Medicine at The University of North Carolina at Chapel Hill in 1977. Dr. Boucher has authored or co-authored more than 200 original research articles and more than 100 additional publications including book chapters. He received the Doris Tulcin and Paul Di Sant'Agnese CF Research Awards and the Julius Comroe Award from The American Physiology Society. He is an established principal investigator with the National Institutes of Health, and is a member of the American College of Physicians and the Association of American Physicians. In recent years, Dr. Boucher has pioneered new approaches for the treatment of cystic fibrosis.

   Kip Frey is currently a Professor of the Practice in Entrepreneurial Management & Law at Duke University with joint appointments from the Fuqua School of Business and Duke Law School. He has served as 2001-2002 Chairman of the Council for Entrepreneurial Development in Research Triangle Park, NC. He is the former President and Chief Executive Officer of OpenSite, a software company acquired by Siebel Systems in May 2000. Over the past five years, Mr. Frey has been the leader and architect of three of Research Triangle Park's most notable entrepreneurial ventures, Ventana Communications Group, Accipiter, Inc. and OpenSite. He is a member of the Board of Directors of the Raleigh Chamber of Commerce, the Council for Entrepreneurial Development, Duke Law School's Board of Visitors, and several local civic and charitable organizations. He is also a Venture Partner at Intersouth Partners, a North Carolina venture capital firm. In 1999, Digital South Magazine named him the Southeast's top CEO. Mr. Frey is a Phi Beta Kappa graduate of the University of Southern California Film School and of Duke Law School.

   H. Jefferson Leighton, Ph.D. has served as a director since October 1993 and is one of our four founders. He served as our President and Chief Executive Officer from October 1993 until December 1995. Dr. Leighton also serves as a member of our Audit Committee. Dr. Leighton has more than 20 years of experience in large pharmaceutical companies in various research and development positions. More recently, he has founded, reorganized, and merged several small pharmaceutical companies including ICAgen Inc., Biodesign, Neurologic and AdipoGenix Inc.

   W. Leigh Thompson, M.D., Ph.D., D.Sc. has served as a director since April 1996. In December 1994, Dr. Thompson retired from Eli Lilly and Co. where he served as chief scientific officer and a member of the management committee. Dr. Thompson has enjoyed a distinguished career in both academic medicine and the pharmaceutical industry and has published extensively, particularly in the area of critical care medicine. He is a member of numerous corporate, academic, and civic boards, and consults in the areas of health informatics, enterprise strategic planning, and related areas. Since 1995, Dr. Thompson has been the Chief Executive Officer of Profound Quality Resources, Ltd., a worldwide scientific consulting firm. He is currently a director of Bioanalytical Systems Inc., DepoMed Inc., Orphan Medical Inc., Guilford Pharmaceuticals, Inc., La Jolla Pharmaceuticals, Inc., Ophidian Pharmaceuticals, Inc. and Medarex Inc.

   Jesse I. Treu, Ph.D. has served as a director since March 1995 and is a member of our Compensation and Audit Committees. He is a managing member of Domain Associates, L.L.C. and has served in this or similar capacities with the firm since 1986. He has served as a director of over 20 early-stage companies, eleven of which have so far become public companies. He is currently a director of OraPharma, Inc. Before the formation of Domain, Dr. Treu had 12 years of health care experience at General Electric and Technicon Corporation in a number of research, marketing management and corporate staff positions. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute and his M.A. and Ph.D. degrees in physics from Princeton University.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             DIRECTOR COMPENSATION

   Directors receive no cash compensation for their services as directors or as members of committees. In 1996, we granted Dr. Thompson an option to purchase 27,428 shares of our common stock at an exercise price of $0.12 per share. In March 2000, we granted each non-employee director an option to purchase 5,714 shares of our common stock at an exercise price equal to the initial public offering price of the common stock, which was $12.00 per share. All such options are subject to conditions relating to vesting and retention for each recipient's participation on the Board of Directors. All directors are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings.

                     MEETINGS AND COMMITTEES OF THE BOARD

   During the year ended December 31, 2001, there were six (6) meetings of the Board of Directors. Each incumbent director attended at least 75% of the meetings of the Board. The Board has established an Audit Committee, Nominating Committee and a Compensation Committee.

   The members of the Audit Committee are Mr. McGuire, as chairperson, Dr. Treu and Dr. Leighton. Drs. Treu and Leighton are "independent" as defined by the rules under listing standards of the NASD. Under the rules defining an independent director, Mr. McGuire's service as our Treasurer from October 1993 through March 2000 may cause him to be considered as not independent. The rules provide that one director who is not independent and not a current employee may be appointed to our Audit Committee if the Board of Directors determines that his membership on the Audit Committee is required by the best interest of Inspire and our stockholders, and discloses in this proxy statement the nature of the relationship which causes him to be not independent and the reasons for the Board's determination.

   The Board of Directors has determined that since Mr. McGuire's position as Treasurer ceased in March 2000, and due to his training in economics, physics (B.S.), engineering (M.S.) and business (M.B.A.), his past employment and management experience in the biotechnology, private healthcare, information technology and venture capital industries, including his service as director of several public and private companies, that his knowledge of business and experience in matters relevant to the functions of our Audit Committee is of such unique value that it is in the best interest of Inspire and our stockholders to retain Mr. McGuire as a member of the Audit Committee and thereby obtain the benefit of his expertise.

   The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met three (3) times during 2001.

   The Nominating Committee, which consists of Mr. McGuire and Dr. Boucher, reviews the qualifications of and proposes candidates for consideration for election to the Board of Directors or any committee of the Board. The Nominating Committee met once during 2001.

   The Compensation Committee currently consists of Mr. McGuire, as chairperson, and Dr. Treu. The Compensation Committee administers our stock plan, considers executive compensation of our key officers and compensation of directors. The Committee considers and reviews and approves issues and matters concerning the compensation of employees and consultants and the objectives and policies instituted by the Board of Directors. The Compensation Committee met two (2) times in 2001.

                             AUDIT AND OTHER FEES

   The independent auditor of Inspire during the fiscal year ended December 31, 2001 was PricewaterhouseCoopers LLP. The fees billed to us by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were as follows:

Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP in connection with their review of the financial statements contained in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001, and the audit of the financial statements for the year ended December 31, 2001 included in our Annual Report on Form 10-K were $67,500.

Financial Information Systems Design and Implementation

   PricewaterhouseCoopers LLP did not perform any financial information systems design, implementation or related services for us during the year ended December 31, 2001.

All Other Fees

   The aggregate fees billed for all other services rendered to Inspire by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were $13,300 which relate to recurring and non-recurring tax services. The Audit Committee of the Board of Directors considered whether the provision of such other services is compatible with maintaining the independence of PricewaterhouseCoopers LLP and concluded that such services were compatible with maintaining such independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors has furnished the following report, in accordance with rules established by the Securities and Exchange Commission, for inclusion in this proxy statement.

   The Audit Committee of the Board of Directors, which consists of Mr. McGuire, as chairperson, Dr. Treu and Dr. Leighton, reviews the results and scope of the annual audit and the services provided by PricewaterhouseCoopers LLP, the independent auditors. Inspire's management is responsible for preparing the financial statements. The independent accountants are responsible for performing an independent audit of Inspire's annual financial statements in accordance with generally accepted accounting principles and for offering a report thereon. As part of its ongoing activities, the Audit Committee has:

  . Reviewed and discussed with Inspire's management the audited financial statements for the fiscal year ended December 31, 2001;

  . Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

  . Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence.

   Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          Respectfully submitted,

                                          Audit Committee

                                          Terrance G. McGuire
                                          H. Jefferson Leighton
                                          Jesse Treu

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

   The Compensation Committee of the Board of Directors, which consists of Mr. McGuire, as chairperson, and Dr. Treu, reviews and approves executive salaries and bonuses, administers the Amended and Restated 1995 Stock Plan, as amended, and approves any other compensation benefits of Inspire's executive officers. In addition, the Compensation Committee consults with management regarding its benefit plans and is responsible for reviewing overall compensation policies and practices.

Compensation Philosophies

   Inspire's executive compensation strategy and structure is designed to attract, retain and award executives based on successful individual, team and company performance, and to motivate executives to enhance long-term stockholder value.

   The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses, where appropriate, based on an officer's overall performance relative to his or her corporate objectives, the executive's individual contributions and teamwork. In addition, the Compensation Committee will typically grant stock options to an executive upon the commencement of the executive's employment and annually thereafter in order to strengthen the interest between such executives and Inspire's stockholders and to give the executives the opportunity to reach the top compensation levels of the market depending upon Inspire's performance, as reflected in the market price of Inspire's common stock.

   In 2001, executive compensation consisted of base salary, cash bonuses and stock options. The following describes in more detail the elements of compensation that are part of the Compensation Committee's policies.

Base Salaries

   Base salaries for executive officers are determined annually by reviewing the following key areas: (i) an officer's demonstrated skills, experience, education and impact within and outside of Inspire; (ii) the strategic importance that Inspire places on the officer's role and the degree to which the role is critical to Inspire's core competencies or to its success; (iii) the value of the officer's position in a competitive market based on the required education, skills and experience, and the responsibilities and scope of the position; (iv) Inspire's competitive positioning based on compensation among peer companies; (v) an officer's performance in a given role, including achievements, abilities and effectiveness; and (vi) the achievement of Inspire's strategic business objectives and yearly goals.

   Information about salary, bonus and stock awards in related industries is reviewed. Based in part on this information, the management and the Committee consider changes to existing base salaries, including that of the Chief Executive Officer, at levels comparable to those established by other emerging biopharmaceutical companies. Annual salary adjustments are made, based upon a recommendation by management, to maintain salaries at competitive levels, taking into account a standard of living adjustment and each officer's experience and individual performance, and to maintain an equitable relationship between executive officer salaries and overall salaries for other employees. Base salaries for new executive officers are determined with reference to industry surveys and peer company indices and by evaluating the responsibilities of the position held and the experience of the individual.

Bonuses

   Cash bonuses are used on an exceptional basis to attract, retain and motivate executives. When bonus payments are made, the executive's bonus is based on the executive's achievement of individual objectives and the contribution of the executive to the overall success and achievements of the company and its management team. In determining the level of the cash bonus during 2001, the Compensation Committee considered certain significant accomplishments, including: the advanced clinical development of INS365 Ophthalmic for the treatment of dry eye disease, including full enrollment of the Phase III clinical program; the establishment of a collaboration with Allergan, Inc. for the development of two novel compounds for the treatment of dry eye; the initiation of a Phase III clinical program for INS316 Diagnostic to aid in the diagnosis of lung cancer and lung infection; further development of INS365 Respiratory for the treatment of chronic bronchitis, INS37217 for the treatment of cystic fibrosis and INS37217 Ophthalmic for the treatment of retinal disease; the initiation of a Phase I study for INS37217 Respiratory for the treatment of rhinosinusitis; additional research and development efforts with respect to other target diseases where P2Y receptors may play important biological roles; the appointment of executive officers and other key employees; and scientific publications and presentations.

Stock Options

   The Compensation Committee believes that stock options are an excellent long-term incentive for executives that align executive and stockholder interests and assist in retention of key officers and employees. At the discretion of the Compensation Committee, stock options are issued to new employees, including executive officers, following their commencement of employment. In addition, in June 2001, all full-time employees of the company, including executive officers, were awarded a stock option to purchase 5,000 shares of common stock at an exercise price of $13.65 per share, as an incentive to further the development of the company's various research, development and growth efforts.

   Stock options granted under the Amended and Restated 1995 Stock Plan, as amended, generally vest over four years. The Compensation Committee has and may in the future determine to more closely link the vesting of stock options with an executive's achievement of a particular objective.

   When determining additional stock option awards, the Compensation Committee considers the executive's current responsibilities and contributions to Inspire's performance, the anticipated contribution to meeting Inspire's long-term strategic performance goals, their position with Inspire and industry practice in companies of similar size, market and capitalization. The direct link between the value of a stock option to an executive and an increase in the price of Inspire's stock makes stock option awards a key method for aligning executive compensation with stockholder value.

Chief Executive Officer Compensation

   Dr. Shaffer's compensation is determined by the Compensation Committee without Dr. Shaffer's participation, based upon the same factors as those used by the Compensation Committee and management for other executives. Dr. Shaffer participates in the same compensation arrangements available to the other senior executives. Accordingly, her compensation also consists of an annual base salary, a potential cash bonus, and stock option grants. The Compensation Committee's general approach in establishing Dr. Shaffer's compensation is to be competitive with the compensation paid to chief executive officers in peer companies, but to have a significant percentage of her compensation based upon performance criteria established by the Compensation Committee.

   Dr. Shaffer's compensation for the year ended December 31, 2001 included $245,716 in base salary, a cash bonus of $70,000 and a stock option to purchase an aggregate of 5,000 shares of common stock at an exercise price of $13.65. In determining the base salary in 2001, the Compensation Committee reviewed Dr. Shaffer's salary in relation to the salaries of other chief executive officers at emerging biopharmaceutical companies and Inspire's achievement of certain goals during 2000, including continued research and development efforts with respect to its product candidates; the successful completion of Inspire's initial public offering of common stock; the establishment of a collaboration with Kirin Brewery Co., Ltd., Pharmaceutical Division, regarding INS316 Diagnostic; and the appointment of new executive officers and key research and development personnel. In determining a cash bonus for Dr. Shaffer, the Compensation Committee reviewed Dr. Shaffer's role in the company's continued research and development efforts, the collaboration with Allergan and the achievement of certain milestones established by the Compensation Committee for Dr. Shaffer: recruitment of a new board nominee, promotion of investor confidence, obtaining a new analyst to cover the company, and the achievement by all other executive officers of their individual goals.

Deductibility of Compensation

   Section 162(m) of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement as the Code, generally disallows a federal income deduction to public companies for certain compensation over $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure its stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interests of Inspire or its stockholders.

                                          Respectfully submitted,

                                          Compensation Committee

                                          Terrance G. McGuire
                                          Jesse Treu

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   The current members of the Compensation Committee are Mr. McGuire and Dr. Treu, each of whom served on the Compensation Committee of the Board of Directors during 2001. Mr. McGuire has served as Chairman of the Board since October 1993 and previously served as Treasurer from October 1993 until March 2000. Otherwise, no member of the Compensation Committee was at any time during 2001, or formerly, an officer or employee, and no member of the Compensation Committee had any relationship with Inspire requiring disclosure under Item 404 of Regulation S-K under the Exchange Act of 1934, as amended. During 2001, no executive officer of Inspire served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee.

                          RELATIVE STOCK PERFORMANCE

   Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on our common stock to the cumulative total return of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Stock Index for the period commencing August 3, 2000, the commencement of trading on the NASDAQ Stock Market, and ended December 31, 2001:

                                    [CHART]

                                8/3/00   9/30/00  12/31/00  3/31/01  6/30/01  9/30/01  12/31/01
INSPIRE PHARMACEUTICALS, INC.   $100.00  $250.00  $217.19   $ 56.25  $116.67  $ 72.17  $117.42
NASDAQ STOCK MARKET (U.S.)      $100.00  $ 97.28  $ 65.20   $ 48.69  $ 57.39  $ 39.82  $ 51.76
NASDAQ BIOTECHNOLOGY            $100.00  $117.06  $ 96.52   $ 63.33  $ 83.71  $ 61.35  $ 75.27


   The graph assumes $100 was invested on August 3, 2000, in our common stock, and each of the indices, and that dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

                                PROPOSAL NO. 2

                     RATIFICATION OF SELECTION OF AUDITORS

   The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors for the fiscal year 2002. Stockholder ratification of the appointment is not required by our Amended and Restated Certificate of Incorporation, as amended, or Bylaws or otherwise, but the Board has decided to ascertain the position of the stockholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

   One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                PROPOSAL NO. 3

                           RATIFICATION AND APPROVAL
                             OF THE AMENDMENTS TO
                   THE AMENDED AND RESTATED 1995 STOCK PLAN

   The Board of Directors has approved amendments to our Amended and Restated 1995 Stock Plan, as amended, or the Plan, to increase the number of shares of our common stock reserved for issuance upon stock awards under the Plan from 3,428,571 to 6,428,571. Our common stock is traded on the NASDAQ Stock Market. On December 31, 2001, options to purchase 3,497,450 shares had been issued and exercised or were issued and outstanding under the Plan, including options to purchase 225,000 shares issued to employees who are not executive officers or directors subject to approval of this proposal by our stockholders. No restricted stock has been awarded under the Plan. In the event that any option under the Plan expires or is otherwise terminated without having been exercised in full, the stock not acquired under the award shall revert to and again become exercisable for issuance under the Plan. On April 5, 2002, the market value of the common stock underlying the options was $2.35.

Description of the Amended and Restated 1995 Stock Plan

   The Plan was adopted by the Board of Directors and ratified by our stockholders in March 1995 and was subsequently amended in September 1999 and January 2000 to increase the number of shares available for stock awards. Unless sooner terminated, the Plan shall terminate in March 2005. Our directors, officers, employees and consultants are eligible to receive options pursuant to the terms of the Plan. We currently have 7 directors, approximately 55 employees, including 7 executive officers and 13 consultants. The Board believes that providing selected persons with an opportunity to invest in the common stock will give them additional incentive to increase their efforts on our behalf and will enable us to attract and retain the best available employees, directors and consultants. An increase in the number of shares available under the Plan is necessary to provide sufficient shares to achieve this goal. Stockholder approval of the amendments to the Plan is being sought to satisfy Section 422 of the Internal Revenue Code of 1986, as amended which requires stockholder approval of amendments to the Plan in order that options granted under the Plan may qualify as Incentive Stock Options and thus be entitled to receive special tax treatment under the Internal Revenue Code.

Administration

   The Plan shall be administered by the Board of Directors, or a committee appointed by the Board of Directors, or a sub-committee as permitted by law. Currently, the Plan is administered by the Compensation Committee. The administrator of the Plan determines from time to time the individuals to whom options or restricted stock shall be granted; in the case of options, the type of option to be granted, the duration of each option, the price at which option shares may be purchased through exercise, the method of payment for each option, and the times during which all or portions of an option may be exercised; and in the case of restricted stock, the repurchase provisions of the restricted stock and the price and method of payment for the restricted stock.

   The administrator may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and options and restricted stock granted under it as may be necessary or desirable and include such further provisions or conditions in options and restricted stock granted under the Plan as it deems advisable.

Eligibility

   Incentive stock options may be granted only to employees. Nonstatutory stock options and restricted stock may be awarded to employees, directors and consultants.

Shares Subject to the Plan

   Subject to the provisions of the Plan relating to adjustments upon changes in stock, the stock that may be issued pursuant to stock awards shall not, as currently established, exceed 3,428,571 shares of our common stock. If this proposal is approved and ratified by our stockholders, the stock that may be issued pursuant to stock awards shall be increased to 6,428,571 shares of our common stock. If any stock option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired shall revert to and again become available for issuance under the Plan.

Options

   Options granted under the Plan may be either incentive stock options as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options. We do not receive consideration from option holders for the grant of a stock option. Incentive stock options may be granted only to our employees and are subject to various limitations, including the exercise price per share, and shall be not less than one hundred (100%) percent of the fair market value of the stock on the date the option was granted; provided, however, they may not be granted to an employee who at the time of grant owns stock possessing more than ten (10%) percent of the total combined voting power of all classes of our stock, unless the exercise price of such option is at least one hundred and ten (110%) percent of the fair market value of the stock and the option is not exercisable after the expiration of five (5) years from the date of the grant.

   The date of grant for each option is the date on which it is approved by the administrator, or such later date as the administrator specifies. No incentive stock options shall be granted under the Plan after ten years from the date on which the Plan was approved by the Board. The administrator determines the term of all options and the times that options are exercisable. The term of (i) nonstatutory stock options shall not exceed a period of eleven years from its date of grant; (ii) each incentive stock option granted to non-ten percent owners may not exceed a period of ten years from its date of grant; and (iii) each incentive stock option granted to any ten percent owner shall not exceed a period of five years from its date of grant.

   The administrator may impose such conditions with respect to the exercise of options, including conditions relating to applicable federal or state securities laws and tax withholding obligations, as it considers necessary or advisable. The administrator may amend or terminate any outstanding option, including substituting therefor another option, provided that the option holder's consent shall be required unless the administrator determines that the action would not materially and adversely affect the option holder.

Restricted Stock

   The administrator may award shares of restricted stock subject to the right to repurchase such shares. The administrator will determine the restricted period during which, and the price and other conditions under which, the shares may be repurchased. Restricted stock may be issued without cash consideration or for such consideration as may be determined by the administrator. Restricted stock may not be transferred, pledged or otherwise encumbered, except as permitted by the administrator, during the restricted period. Recipients of restricted stock are required to enter into a restricted stock purchase agreement that specifies the conditions of the restricted stock grant.

Changes in Capital Structure

   If the administrator determines that any stock dividend, split-up, combination or other similar capital change affects the stock such that adjustment is required in order to preserve the benefits or potential benefits of the Plan or any option granted under the Plan, the maximum aggregate number and kind of shares or securities which may be issued under the Plan and as to which options then outstanding shall be exercisable, and the exercise price of such options or the repurchase price of restricted stock, shall be appropriately adjusted by the administrator so that the proportionate number of securities may be granted and the proportionate interest of holders shall be maintained as before the occurrence of such event.

Federal Income Tax Consequences

   The following summary discusses certain of the United States federal income tax consequences associated with stock awards granted under the Plan. This description of tax consequences is based upon present federal tax laws and regulations and does not purport to be a complete description of the federal income tax consequences applicable to an optionee under the Plan. Accordingly, each optionee should consult with his or her own tax advisor regarding the federal, state and local tax consequences of the grant of a stock award and any subsequent exercise and whether any action is appropriate.

   There are no federal income tax consequences associated with the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee generally must recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of our common stock on the date of exercise. Any gain realized on disposition of shares purchased upon exercise of a nonstatutory stock option will be treated as capital gain for federal income tax purposes.

   There will be no regular federal income tax liability upon the grant or exercise of an incentive stock option. However, the "spread" between the exercise price and the fair market value of our common stock on the date of exercise will be treated as an adjustment to income for federal alternative minimum tax purposes and may subject the optionee to the alternative minimum tax in the year of exercise.

   Any gain realized on disposition of shares purchased upon exercise of an incentive stock option will be treated as long-term capital gain for federal income tax purposes if such shares are held for at least twelve months after the date of the issuance of the shares pursuant to the exercise of the incentive stock option and are disposed of at least two years after the date of grant of the incentive stock option. If the shares are disposed of within twelve months after the date of issuance of the shares or within two years after the date of grant of the incentive stock option, the optionee will recognize compensation income (taxable at ordinary income rates) in the amount of the lesser of (1) disposition price of the stock over exercise price of the option, or (2) fair market value of such shares on the date of exercise over the exercise price of the incentive stock option.

   A stock award consisting of a stock bonus will not be subject to U.S. federal, state or city income taxation at grant. Instead, the fair market value of the shares you receive in respect of your stock bonus award generally will be subject to (i) FICA and Medicare tax upon vesting and (ii) income tax upon delivery in the same manner as your other compensation. Gain or loss from subsequent sales of such shares will be treated as short-term or long-term capital gain or loss depending on your holding period for such shares, and taxed accordingly.

   A stock award consisting of a right to purchase restricted stock will not be subject to U.S. federal, state or city income taxation at grant. Instead, the recipient generally must recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of the restricted stock on the date of exercise. Gain or loss from subsequent sales of such shares will be treated as short-term or long-term capital gain or loss depending on your holding period for such shares, and taxed accordingly.

   The exercise of any stock award under the Plan is conditioned on the optionee's paying or making adequate provision for any tax required by any governmental authority to be withheld and paid over by us to such governmental authority for the account of such person with respect to such options and the exercise thereof.

   To the extent compensation income is recognized by an optionee in connection with the exercise of a non-qualified stock option or a "disqualifying disposition" of stock obtained upon exercise of an incentive stock option, we generally would be entitled to a matching compensation deduction (assuming the requisite withholding requirements are satisfied).

Non-Executive Officer Employee Group Grants

   The following table sets forth information regarding stock option grants under the Plan that are subject to the approval of this proposal by our stockholders:

                                 Plan Benefits
                     Amended and Restated 1995 Stock Plan

                                                               Number of
                                                                 Shares
                                                        Dollar Underlying
                                                        Value   Options
                                                        ------ ----------
      Non-Executive Officer Employee Group (12 Persons)  N/A    225,000

   The options shall be exercisable as to one-quarter (1/4) of the shares underlying such option at any time after the first anniversary date of the grant, as to one-forty-eighth (1/48) of the shares each month for 35 months thereafter and as to the remaining shares on the last month of vesting. The exercise prices of the options which are subject to this proposal are equal to the closing price of the common stock on the last trading day preceding the award of the grants by the Board of Directors. Of the grants to purchase an aggregate of 225,000 shares of our common stock, 167,000 and 57,500 of the options have exercise prices of $12.37 and $8.36, respectively, based on the closing price of our common stock on September 27, 2001 and December 13, 2001. As of our record date, the market value of the common stock underlying the options was $2.35. Therefore, the Dollar Value of the grants was not determinable at the time of the mailing of this proxy statement.

Grants to Executive Officers and Directors under the Plan

   As of March 1, 2002, the following directors, named executive officers and groups had received option grants under the Plan to purchase the number of shares indicated following their respective names: Christy L. Shaffer, Ph.D., President and Chief Executive Officer, 519,283 shares; Gregory J. Mossinghoff, Senior Vice President and Chief Business Officer, 233,569 shares; Donald J. Kellerman, Pharm.D., Vice President, Discovery, 147,856 shares; Benjamin R. Yerxa, Ph.D., Vice President, Discovery, 176,427 shares; Richard M. Evans, Ph.D., Vice President, Pharmaceutical Development, 90,713 shares; all current executive officers as a group, 1,297,848 shares; all current directors who are not executive officers as a group, 170,640 shares; Kip Frey, nominee for election as a director, 0 shares; and all current employees who are not executive officers as a group, 1,271,535 shares.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE "FOR" RATIFICATION OF THE AMENDMENTS OF THE AMENDED AND RESTATED 1995 STOCK PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON THE EXERCISE OF STOCK AWARDS GRANTED UNDER THE PLAN FROM 3,428,571 TO 6,428,571 SHARES.

             EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR NOMINEES

   The name, age and position of each person who is currently serving as an executive officer and who served as an executive officer in 2001, and who is not a director is listed below, followed by summaries of their background and principal occupations. Executive officers are elected annually, and serve at the discretion of the Board of Directors.

Name                          Age Position
----                          --- --------
Donald J. Kellerman, Pharm.D. 47  Senior Vice President, Development
Benjamin R. Yerxa, Ph.D.      36  Vice President, Discovery
Richard M. Evans, Ph.D.       42  Vice President, Pharmaceutical Development
Mary Beth Bennett             44  Vice President, Operations and Communications
Joseph K. Schachle            37  Vice President, Marketing and Sales

   Donald J. Kellerman, Pharm.D. has served as our Senior Vice President, Development since May 2000. He is responsible for the areas of clinical development, pharmaceutical development and regulatory affairs. Dr. Kellerman joined us in July 1999 as Vice President, Development. Before joining us, Dr. Kellerman spent 11 years with Glaxo Wellcome, from August 1997 to July 1999 and from April 1988 to August 1996, where he was director of various groups, including International OTC, U.S. Infectious Diseases, and the Inhaled Corticosteroid Group. He was clinical project leader for Flovent(R) from first U.S. clinical studies in 1989 to approval in 1996. From September 1996 to August 1997, he was Vice President of Clinical Research at Sepracor, Inc., where he was project leader for the Xopenex(R) NDA team. Before Glaxo Wellcome, Dr. Kellerman worked at E.R. Squibb and Sons, Inc. and Ciba-Geigy Corporation on several cardiovascular products. Dr. Kellerman holds a Doctor of Pharmacy and Bachelor of Science degree from the University of Minnesota.

   Benjamin R. Yerxa, Ph.D. has served as our Vice President, Discovery since February 2000 and as a Co-Chairman of our Scientific Advisory Board since June 2000. Dr. Yerxa joined us in August 1995 and previously held several positions, including Senior Director of Preclinical Programs. He supervises both the biology and the chemistry discovery teams and all early preclinical drug development activities. He created a new strategic opportunity for us by developing the concept of ophthalmic uses for our core P2Y\\2 technology. Before being promoted to the position of Senior Director of Preclinical Programs in December 1999, Dr. Yerxa was Director of Preclinical Programs and, before that, Senior Research Chemist. While in chemistry, he served as the preclinical project leader for INS365. As a Senior Research Chemist his work focused on designing and synthesizing new P2Y receptor agonists. Before joining us, from October 1993 to August 1995, Dr. Yerxa was a Research Scientist at Burroughs Wellcome Co. Dr. Yerxa worked at Biophysica, Inc. for over two years, synthesizing radiocontrast agents. He developed scale-up procedures for the industrial production of Oxilan(R), a marketed imaging product. Dr. Yerxa received his Ph.D. in Organic Chemistry from UC Irvine in 1993.

   Richard M. Evans, Ph.D. has served as our Vice President, Pharmaceutical Development since June 2000. Dr. Evans joined us in October 1996 and has previously held several positions. He is responsible for all activities related to the manufacture, formulation development and testing of our products in development and for the identification and development of relevant drug delivery technologies. He also serves as Vice-Chair of the Inhalational Technology Focus Group for the American Association of Pharmaceutical Scientists. Prior to joining Inspire, Dr. Evans was Section Manager of Inhalational Dosage Forms at Rhone-Poulenc Rorer. He has over 10 years experience in the pharmaceutical industry, including positions at Delphi and Rhone-Poulenc Rorer. Dr. Evans holds both a Bachelor of Pharmacy degree and a Doctorate in Pharmaceutical Chemistry, in the field of inhalation drug delivery, from the Welsh School of Pharmacy, University of Wales College of Cardiff.

   Mary Beth Bennett has served as our Vice President, Operations and Communications since March 2001. As Vice President, Operations and Communications, she manages a variety of areas for Inspire, including human resources, communications, investor relations and operations. Mrs. Bennett comes to Inspire from Glaxo Wellcome, where she served as Worldwide Director for R&D Human Resources Effectiveness, Planning and

Communication. Prior to her role in Human Resources, Mrs. Bennett held various roles during her 13 years at Glaxo Wellcome, including Worldwide Director for R&D Communications, Director of R&D Operations and Department Head of Comparative Medicine. She also led communications for major company redesign initiatives, and for the Glaxo Wellcome merger. Mrs. Bennett holds a BA in Behavioral Science from National Louis University and an MBA from Duke University.

   Joseph K. Schachle joined us in April 2001 as our Vice President, Marketing and Sales. Mr. Schachle is responsible for establishing a limited, high-value marketing and sales infrastructure in North America to handle Inspire's commercial efforts in various indications. Mr. Schachle has 12 years of industry experience in marketing and sales at major pharmaceutical companies, having been directly involved in the successful launch of more than a half-dozen major products. Most recently, he served as Director of Marketing at GlaxoSmithKline in the respiratory therapeutic area, with overall responsibility for the launch of Advair(TM) for asthma in the United States. Over his nine-year tenure at GlaxoSmithKline, Mr. Schachle held various positions in sales, marketing and new product planning. These responsibilities included brand management of the CNS products Imitrex(R), Amerge(R) and Wellbutrin SR(R) and the HIV products Epivir(R), Retrovir(R) and Mepron(R). Prior to joining GlaxoSmithKline he was with The Upjohn Company (now Pharmacia). Mr. Schachle holds a BBA in Marketing from James Madison University and an MBA from Old Dominion University.

                            EXECUTIVE COMPENSATION

   The following table shows, for the fiscal years ended December 31, 2001, 2000 and 1999, the annual and long-term compensation we paid to our chief executive officer and our four most highly compensated executive officers who were serving at December 31, 2001 (collectively, the "named executive officers"). Following the rules of the Securities and Exchange Commission, the compensation described in the table does not include medical, group life insurance or some other benefits which are available generally to all of our salaried employees.

                          SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                              Annual Compensation      Compensation
                                         ----------------------------- ------------
                                                          Other Annual    Shares
                                          Salary   Bonus  Compensation  Underlying
Name and Principal Position         Year   ($)      ($)       ($)      Options (#)
---------------------------         ---- -------- ------- ------------ ------------
Christy L. Shaffer, Ph.D........... 2001 $245,716 $70,000      --          5,000
  President, Chief Executive        2000 $212,500 $50,000      --        114,285
  Officer and Director              1999 $192,800 $40,000      --             --

Gregory J. Mossinghoff............. 2001 $186,375 $60,000      --          5,000
  Chief Business Officer,           2000 $168,333 $50,000      --         85,714
  Senior Vice President,            1999 $139,667 $42,000      --         71,428
  Secretary, Treasurer and Director

Donald J. Kellerman, Pharm.D....... 2001 $169,633 $60,000      --          5,000
  Senior Vice President,            2000 $155,300 $50,000      --         71,428
 Development                        1999       --      --      --             --

Benjamin R. Yerxa, Ph.D............ 2001 $152,911 $50,000      --          5,000
  Vice President, Discovery         2000 $140,172 $40,000      --         85,714
                                    1999       --      --      --             --

Richard M. Evans, Ph.D............. 2001 $145,199 $50,000      --          5,000
  Vice President,                   2000 $133,965 $40,000      --         28,571
  Pharmaceutical Development        1999       --      --      --             --

                             OPTION GRANTS IN 2001

   The following grants of stock options were made to the named executive officers during the fiscal year ended December 31, 2001.

                                                                                 Potential Realizable
                                                                                   Value of Assumed
                              Number of                                         Annual Rates of Stock
                             Securities    % of Total                           Price Appreciation for
                             Underlying  Options Granted Exercise or               Option Term (2)
                               Options    to Employees   Base Price  Expiration ----------------------
Name                         Granted (1) In Fiscal Year   ($/Share)     Date        5%         10%
----                         ----------- --------------- ----------- ----------  -------    --------
Christy L. Shaffer, Ph.D....    5,000          0.7%        $13.65      6/1/11   $42,922    $108,773
Gregory J. Mossinghoff......    5,000          0.7%        $13.65      6/1/11   $42,922    $108,773
Donald J. Kellerman, Pharm.D    5,000          0.7%        $13.65      6/1/11   $42,922    $108,773
Benjamin R. Yerxa, Ph.D.....    5,000          0.7%        $13.65      6/1/11   $42,922    $108,773
Richard M. Evans, Ph.D......    5,000          0.7%        $13.65      6/1/11   $42,922    $108,773

--------
(1) These options have been granted pursuant to our Amended and Restated 1995 Stock Plan, as amended. The options have exercise prices equal to the fair market value on the date of the grant. Each option is exercisable as to one-quarter (1/4) of the shares underlying such option at any time after May 31, 2002, as to one-forty-eighth (1/48) of the shares each month for 35 months thereafter and as to the remaining shares on the last month of vesting.
(2) The potential realizable value is calculated based on the fair market value of our common stock on the date of the grant. These amounts only represent certain assumed rates of appreciation established by the SEC. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

   The following table provides certain information as to certain stock options exercisable by the named executive officers for the fiscal year ended December 31, 2001, and the value of such options held by them at December 31, 2001, measured in terms of the closing price of our common stock on The NASDAQ Stock Market on December 31, 2001 which was $14.09 per share.

                                                            Number of           Value of Unexercised
                                                       Unexercised Options      In-the-Money Options
                             Shares                   at December 31, 2001      at December 31, 2001
                          Acquired on     Value     ------------------------- -------------------------
Name                      Exercise (#) Realized (1) Exercisable Unexercisable Exercisable Unexercisable
----                      ------------ ------------ ----------- ------------- ----------- -------------
Christy L. Shaffer, Ph.D.     5,000      $ 69,138     353,853      120,430    $4,280,078    $868,412
Gregory J. Mossinghoff...        --            --     139,751       93,818    $1,450,015    $666,154
Donald J. Kellerman
  Pharm.D................    13,000      $151,830      62,900       71,956    $  468,080    $457,575
Benjamin R. Yerxa, Ph.D..    43,125      $625,158      56,116       66,855    $  314,301    $311,142
Richard M. Evans, Ph.D...        --            --      34,772       25,991    $  328,490    $111,057

--------
(1) The value realized has been calculated by determining the difference between the fair market value of the common stock on the date of exercise and the exercise price. The fair market value of the shares of common stock acquired on exercise was determined by taking the average of the high and low price quoted on the NASDAQ Stock Market on the day of exercise.

401(k) Profit Sharing Plan

   We have adopted a tax-qualified employee savings and retirement 401(k) Profit Sharing Plan (the "401(k) Plan") covering all qualified employees. The effective date of the 401(k) Plan is August 1, 1995. Participants may elect a salary reduction of 1% to 15% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit ($10,500 in 2001). Modification of salary reductions can be made quarterly. The 401(k) Plan permits employer matching of up to 8% of a participant's salary. If employer matching is implemented, participants will begin vesting 100% immediately in employer contributions. In 2001, we elected a safe harbor contribution at 3.0% of annual compensation. All of our safe harbor contributions vest 100% immediately.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 15, 2002, except as otherwise indicated, by: (i) each of our directors; (ii) the named executive officers; (iii) all beneficial owners of greater than 5% of our outstanding common stock; and (iv) all of our directors and officers as a group.

                                                                     Number of Shares          Percentage
Name and Address of Beneficial Owner                              Beneficially Owned (1) Beneficially Owned (2)
------------------------------------                              ---------------------- ----------------------
Domain Partners Entities and related individuals (3)
Domain Associates, L.L.C.
One Palmer Square, Suite 515
Princeton, NJ 08542..............................................       2,645,836                 10.2%

Delaware Investments Entities (4)
2005 Market Street
Philadelphia, PA 19103...........................................       2,033,417                  7.9%

Burr, Egan, Deleage Funds (5)
Burr, Egan, Deleage & Co.
One Post Office Square
Suite 3800, Boston, MA 02109.....................................       1,792,786                  7.0%

Capital Research and Management Company (6)
333 South Hope Street
Los Angeles, CA 90071............................................       1,336,000                  5.3%

Richard Boucher, M.D. (7)........................................         594,516                  2.3%

Richard M. Evans, Ph.D. (8)......................................          71,379                    *

Donald J. Kellerman, Pharm.D. (9)................................          75,129                    *

H. Jefferson Leighton, Ph.D. (10)................................         164,958                    *

Terrance G. McGuire (11).........................................       1,808,242                  7.0%

Gregory J. Mossinghoff (12)......................................         155,367                    *

Christy L. Shaffer, Ph.D. (13)...................................         427,791                  1.6%

W. Leigh Thompson, M.D., Ph.D., D.Sc. (14).......................          31,742                    *

Jesse I. Treu, Ph.D. (15)........................................       2,649,794                 10.3%

Benjamin R. Yerxa, Ph.D. (16)....................................         102,235                    *

All directors and executive officers as a group (12 persons) (17)       6,118,803                 23.7%

--------
*  Less than one percent
(1) Except as indicated by footnote, beneficial ownership includes all options which are exercisable within sixty days of February 15, 2002. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them.
(2) Applicable percentage of ownership is based on 25,792,721 shares of common stock outstanding on February 15, 2002.
(3) The number of shares reported is based upon information disclosed by (i) Domain Partners III, L.P., DP III Associates, L.P. and Domain Associates, L.L.C. on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2002, (ii) Domain Associates, L.L.C., Arthur J. Klausner and Robert J. More on Forms 3 filed with the Securities and Exchange Commission in January 2002, (iii) Domain

   Associates, L.L.C., Jesse I. Treu, James C. Blair, Brian H. Dovey, Kathleen
   K. Schoemaker, Messrs. Klausner and More on Forms 5 filed with the Securities and Exchange Commission in January 2002, and (iv) Domain Associates, L.L.C., Drs. Treu and Blair, Messrs. Dovey, Klausner and More and Ms. Schoemaker on Forms 4 filed with the Securities and Exchange Commission in January 2002. The number includes 2,514,456 shares held by Domain Partners III, L.P., 80,528 shares held by DP III Associates, L.P. and 50,852 shares held by Domain Associates, L.L.C. One Palmer Square Associates III, L.P. is the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Drs. Treu and Blair, Mr. Dovey, Ms. Schoemaker and Richard
   S. Schneider are general partners of One Palmer Square Associates III, L.P., which is the sole general partner of Domain Partners III, L.P. and DP III Associates, L.P. Drs. Treu and Blair, Messrs. Dovey, Klausner and More, and Ms. Schoemaker are managing members of Domain Associates, L.L.C. Each of the foregoing individuals disclaims beneficial ownership of these securities, and any proceeds thereof, that exceed his or her pecuniary interest therein, and/or that are not actually distributed to him or her. See footnote (15) below.
(4) The number of shares and the percentage of outstanding shares reported are based upon information disclosed by Delaware Management Business Trust and Delaware Management Holdings, Inc. on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2002. The number includes 1,961,241 shares reported as being beneficially owned by Delaware Management Business Trust and 2,033,417 shares reported as being beneficially owned by Delaware Management Holdings, Inc. Delaware Management Holdings, Inc. beneficially owns those shares which are beneficially owned by Delaware Management Business Trust. Lincoln National Corp. is the ultimate parent of Delaware Management Business Trust and Delaware Management Holdings, Inc.
(5) The number of shares and the percentage of outstanding shares reported are based upon information disclosed by Burr, Egan, Deleage & Co. on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2002. The number includes 1,774,142 shares held by Alta V Limited Partnership and 18,644 shares held by Customs House Partners. Alta V Management Partners, L.P. is the general partner of Alta V Limited Partnership. Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to several venture capital funds, including Alta V Limited Partnership and Customs House Partners. See footnote (11) below.
(6) The number of shares and the percentage of outstanding shares reported are based upon information disclosed by Capital Research and Management Company on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002.
(7) Includes 483,353 shares of common stock and 111,163 shares of common stock underlying stock options granted to Dr. Boucher which will have vested within sixty days after February 15, 2002. Does not include 8,836 shares of common stock underlying stock options granted to Dr. Boucher which will not have vested within sixty days after February 15, 2002.
(8) Includes 31,152 shares of common stock and 40,227 shares of common stock underlying stock options granted to Dr. Evans which will have vested within sixty days after February 15, 2002. Does not include 20,534 shares of common stock underlying stock options granted to Dr. Evans which will not have vested within sixty days after February 15, 2002.
(9) Includes 300 shares of common stock held by Dr. Kellerman's spouse, of which he disclaims beneficial ownership, and 74,829 shares of common stock underlying stock options granted to Dr. Kellerman which will have vested within sixty days after February 15, 2002. Does not include 63,028 shares of common stock underlying stock options granted to Dr. Kellerman which will not have vested within sixty days after February 15, 2002.
(10) Includes 161,000 shares of common stock and 3,958 shares of common stock underlying stock options granted to Dr. Leighton which will have vested within sixty days after February 15, 2002. Does not include 1,756 shares of common stock underlying stock options granted to Dr. Leighton which will not have vested within sixty days after February 15, 2002.
(11) Includes 1,774,142 shares held by Alta V Limited Partnership, 18,644 shares held by Customs House Partners and 3,958 shares of common stock underlying stock options granted to Mr. McGuire which will have vested within sixty days after February 15, 2002. Also includes 11,498 shares of common stock personally held by Mr. McGuire. Alta V Management Partners, L.P. is the general partner of Alta V Limited

   Partnership. Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to various venture capital funds, including Alta V Limited Partnership and Customs House Partners. See footnote (5) above. Mr. McGuire is a general partner of Alta V Management Partnership, L.P. In his capacity as a general partner of the Alta V Management Partners, L.P., Mr. McGuire disclaims beneficial ownership of all of such shares held by Alta V Limited Partnership except to the extent of his proportional pecuniary interest therein. Mr. McGuire also disclaims beneficial ownership to all of the shares of Customs House Partners. Does not include 1,756 shares of common stock underlying stock options granted to Mr. McGuire which will not have vested within sixty days after February 15, 2002.
(12) Includes 155,367 shares of common stock underlying stock options granted to Mr. Mossinghoff which will have vested within sixty days after February 15, 2002. Does not include 78,202 shares of common stock underlying stock options granted to Mr. Mossinghoff which will not have vested within sixty days after February 15, 2002.
(13) Includes 42,999 shares of common stock and 384,792 shares of common stock underlying stock options granted to Dr. Shaffer which will have vested within sixty days after February 15, 2002. Does not include 89,491 shares of common stock underlying stock options granted to Dr. Shaffer which will not have vested within sixty days after February 15, 2002.
(14) Includes 27,784 shares of common stock and 3,958 shares of common stock underlying stock options granted to Dr. Thompson which will have vested within sixty days after February 15, 2002. Does not include 1,756 shares of common stock underlying stock options granted to Dr. Thompson which will not have vested within sixty days after February 15, 2002.
(15) Includes 2,514,456 shares held by Domain Partners III, L.P., 80,528 shares held by DP III Associates, L.P., 50,852 shares held by Domain Associates, L.L.C. and 3,958 shares of common stock underlying stock options granted to Dr. Treu which will have vested within sixty days after February 15, 2002. One Palmer Square Associates III, L.P. is the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Dr. Treu is a general partner of One Palmer Square Associates III, L.P. and a managing member of Domain Associates, L.L.C. See footnote (3) above. Dr. Treu shares voting and investment power with respect to these shares and disclaims beneficial ownership of such shares except to the extent of his proportional interest therein. Does not include 1,756 shares of common stock underlying stock options granted to Dr. Treu which will not have vested within sixty days after February 15, 2002.
(16) Includes 35,454 shares of common stock and 66,781 shares of common stock underlying stock options granted to Dr. Yerxa which will have vested within sixty days after February 15, 2002. Does not include 56,190 shares of common stock underlying stock options granted to Dr. Yerxa which will not have vested within sixty days after February 15, 2002.
(17) Includes an aggregate of 881,491 shares of common stock underlying stock options granted to all of the directors and executive officers as a group which will have vested within sixty days after February 15, 2002.

                             CERTAIN TRANSACTIONS

   We entered into a Consultation and Scientific Advisory Board Agreement with Dr. Richard Boucher, a member of the Board of Directors, in March 1995. The terms of the agreement provide that Dr. Boucher will serve as the Co-Chairman of our Scientific Advisory Board for an initial term of three years. The agreement automatically renews itself thereafter for successive one year terms unless terminated by either party. Under the agreement, Dr. Boucher also agreed to consult on the field of airway diseases and the development of low molecular weight molecules for therapeutic or diagnostic purposes. During the last fiscal year, we paid Dr. Boucher $50,000 for his services. In addition, he received an option to purchase 5,714 shares of our common stock at the exercise price of $12.00 per share as partial compensation for his service.

   In March 1995, we entered into a Sponsored Research Agreement with The University of North Carolina at Chapel Hill. Under the agreement, we fund a research program relating to uses of the P2Y receptor family. Dr. Boucher is currently serving as one of the three principal investigators with respect to the research. Inspire paid approximately $150,920 during the last fiscal year for the research directed by Dr. Boucher under the agreement.

   In March 2001, we entered into an Exclusive Option Agreement with Adenosine Therapeutics, LLC. Pursuant to the agreement, we have conducted studies with Adenosine compounds to evaluate the potential utility of the compounds for certain ophthalmic applications. In addition, we paid Adenosine an option fee of $100,000 to obtain an exclusive option to acquire an exclusive, worldwide license to such compounds, or other compounds of Adenosine, for such applications. We have decided not to pursue this opportunity with Adenosine. Dr. H. Jefferson Leighton, a member of our Board of Directors, currently also serves as a director of Adenosine and owns less than one percent of the total currently issued and outstanding shares of common stock of Adenosine.

   In April 2001, we purchased 500 shares of Series A preferred stock of CyFi Inc. at an aggregate purchase price of $500,000. In connection with this investment, CyFi granted us the right to review the progress of technological developments made by CyFi in the treatment of cystic fibrosis and other respiratory diseases and to observe meetings of the CyFi board of directors. We also obtained the right to negotiate for licenses to technology developed by CyFi. Dr. Boucher, a member of our Board of Directors, also serves as a director of CyFi and owns approximately 45.4% of the total currently issued and outstanding shares of common stock of CyFi, assuming the conversion of CyFi's outstanding Series A preferred stock into shares of common stock.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Under the securities laws of the United States, directors, executive officers and any person holding more than ten percent (10%) of our common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5. Based on our review of the copies of such forms we have received, all required reports have been timely filed, except for an amended Form 4 filed by Dr. Yerxa correcting the previous reporting of one transaction; an amended Form 3 filed by Dr. Thompson clarifying the form and nature of his beneficial ownership of shares previously reported; Forms 3 and Forms 5 filed by Domain Associates, L.L.C. and its managing members Arthur J. Klausner and Robert J. More reporting, respectively, their initial holdings and a single transaction; Forms 5 filed by the following additional managing members of Domain Associates, L.L.C. with respect to the same two transactions: James C. Blair, Brian H. Dovey, Kathleen Schoemaker and Dr. Treu.

                                 OTHER MATTERS

   Management knows of no matters other than those described above that are to be brought before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on the matter.

   We will bear the cost of preparing and mailing the enclosed material. We may use the services of our officers and employees (who will receive no additional compensation) to solicit proxies. We intend to request banks and brokers holding shares of our common stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse banks and brokers for their out-of-pocket expenses. We have retained our transfer agent, Computershare
Trust Company, Inc., to aid in the solicitation, at an estimated cost of $3,600.

   Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

   We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, including financial statements and schedules thereto, to each of our stockholders of record on April 5, 2002, upon written request made to Gregory J. Mossinghoff, Senior Vice President and Chief Business Officer, at our offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703-8466. A reasonable fee will be charged for copies of requested exhibits.

                                          By Order of the Board of Directors,

                                          Gregory J. Mossinghoff
                                          Secretary

Durham, North Carolina
April 11, 2002

                         INSPIRE PHARMACEUTICALS, INC.
                    Revocable Proxy for 2002 Annual Meeting
          This Proxy is Solicited on Behalf of The Board of Directors

    The undersigned hereby appoints Christy L. Shaffer, Ph.D. and Gregory J. Mossinghoff or either of them, each with power of substitution, his or her full and lawful agents and proxies to vote all shares of common stock which the undersigned would possess if personally present at the Annual Meeting of Stockholders (including all adjournments thereof) of Inspire Pharmaceuticals, Inc. to be held on Tuesday, June 4, 2002, at 9:00 a.m. at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547.

 STOCKHOLDERS ARE REQUESTED TO SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

    The Board of Directors recommends a vote FOR each of the proposals listed below and more fully described in the Notice of Annual Meeting of Stockholders and proxy statement for the meeting (receipt of which is hereby acknowledged). Unless otherwise specified, the vote represented by this proxy will be cast FOR proposals 1, 2, 3 and 4.

 1. Election of Directors.
    Nominees: Jesse I. Treu, Ph.D. and Kip Frey
                              (Mark Only One Box)
    [_] FOR both nominees               [_] WITHHOLD authority to
    (except as indicated below)         vote for all nominees listed above

 INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided.
 _____________________________

 2. Ratification of the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2002.

    [_] FOR               [_] AGAINST                  [_] ABSTAIN

 3. Ratification of the amendments to the Amended and Restated 1995 Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance pursuant to stock awards under the plan from 3,428,571 to 6,428,571.

    [_] FOR               [_] AGAINST                  [_] ABSTAIN


   4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    PLEASE CHECK THE BOX below if you, and any persons related or unrelated to you at the same address, are currently receiving multiple copies of the proxy statement and Annual Report and you wish to cease future deliveries of the proxy statement and Annual Report for the shares represented hereby. PLEASE NOTE you will continue to receive a proxy card and be able to vote the shares represented hereby and can revoke this consent at any time by following the procedures set forth in the proxy statement.

 [_] I hereby CONSENT to discontinue delivery of the proxy statement and Annual Report for the shares represented hereby.

                                                            PLEASE SIGN HERE
                                                            exactly as your
                                                            name appears on
                                                            this proxy. When
                                                            shares are held by
                                                            joint tenants, each
                                                            joint tenant should
                                                            sign. When signing
                                                            as attorney,
                                                            executor,
                                                            administrator,
                                                            trustee, guardian
                                                            or other fiduciary,
                                                            please give full
                                                            title as such. If
                                                            the signer is a
                                                            corporation, please
                                                            sign in full
                                                            corporate name by a
                                                            duly authorized
                                                            officer; if a
                                                            partnership, please
                                                            sign in the
                                                            partnership name by
                                                            an authorized
                                                            person.

                                    Dated:
                                          --------------------------------------


                                    --------------------------------------------
                                    Signature of Stockholder


                                    --------------------------------------------
                                    Signature if held jointly

                          INSPIRE PHARMACEUTICALS, INC.

                              AMENDED AND RESTATED

                                 1995 STOCK PLAN

     A. Inspire Pharmaceuticals, Inc. (the "Company") heretofore established this 1995 Stock Plan (the "Plan") to encourage ownership of Common Stock, $0.001 par value (the "Stock") of by its directors, officers, employees and consultants ("Participants") through the grant of Incentive Stock Options, Nonstatutory Stock Options (as such terms are defined in Section 3(a) below (collectively, "Options") and Restricted Stock (as such term is defined in Section 8 below).

     B. Pursuant to Section 11 of the Plan, the Company now desires to amend and restate the Plan in order to clarify the right of the Board to amend existing Options and Options granted hereafter and the consequences of any such amendments.

NOW THEREFORE, effective December 14, 2001, the Plan is hereby amended and restated as follows:

     1. Administration of the Plan.
        --------------------------

        The administration of the Plan shall be under the general supervision of the Board of Directors of the Company or any committee of such board to which such board delegates such administrative responsibility (the "Board"). The Board may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and Options and Restricted Stock granted under it as may be necessary or desirable and include such further provisions or conditions in Options and Restricted Stock granted under the Plan as it deems advisable. To the extent permitted by law, the Board may delegate its authority under the Plan to a sub-committee of the Board. Within the limits of the Plan, the Board shall determine:

        (a) the individuals to whom, and the times at which, Options or Restricted Stock shall be granted;

        (b) in the case of Options, the type of Option to be granted, the duration of each Option, the price at which Option Shares (as defined in Section 2(a)) may from time to time be purchased through exercise of an Option ("Strike Price") and method of payment for each Option, and the time or times within which (during its term) all or portions of each Option may be exercised; and

        (c) in the case of Restricted Stock, the repurchase provisions of such Restricted Stock and the price and method of payment for such Restricted Stock.

     2. Shares Subject to the Plan.
        --------------------------

        (a) Number and Type of Shares. The aggregate number of shares of Stock
            -------------------------
of the Company which may be issued pursuant to Options ("Option Shares") or Restricted Stock granted under the Plan is 6,428,571 shares. In the event that the Board in its discretion determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Stock such that adjustment is required in order to preserve the benefits or potential benefits of the Plan or any Option granted under the Plan, the maximum aggregate number and kind of shares or securities of the Company which may be issued under the Plan and as to which Options then outstanding shall be exercisable, and the Strike Price of such Options or the repurchase price of Restricted Stock, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so that the proportionate number of Option Shares or other securities as to which Options or Restricted Stock may be granted and the proportionate interest of holders of outstanding Options shall be maintained as before the occurrence of such event.

        (b) Effect of Certain Transactions. In the event of a consolidation or
            ------------------------------
merger of the Company with another corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, each holder of an outstanding Option shall be entitled to receive upon exercise and payment in accordance with the terms of the Option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of Option Shares; provided, however, that in lieu of the foregoing the Board may upon written notice to each holder of an outstanding Option provide that such Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Board may in its discretion accelerate or waive any deferred exercise period.

        (c) Restoration of Shares. If any Option expires or is terminated
            ---------------------
unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment of the Strike Price or any tax obligation thereon, or if any shares of Restricted Stock are repurchased by the Company pursuant to the terms thereof, the shares subject to such Option or so surrendered or repurchased, as the case may be, to the extent of such expiration, termination, forfeiture, repurchase or decrease, shall again be available for granting Options or Restricted Stock under the Plan, subject, however, in the case of Incentive Stock Options, to any requirements under the Internal Revenue Code of 1986, as amended (the "Code").

        (d) Reservation of Shares. The Company shall at all times while the Plan
            ---------------------
is in force reserve such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     3. Grant of Options, Eligible Persons
        ----------------------------------

        (a) Types of Options. Options shall be granted under the Plan either as
            ----------------
incentive stock options ("Incentive Stock Options"), as defined in Code Section 422 or as Options which do not meet the requirements of Section 422 ("Nonstatutory Stock Options"). Options may be granted from time to time by the Board, within the limits set forth in Sections 1 and 2 of the Plan, to all employees of the Company or of any parent corporation or subsidiary corporation of the Company (as claimed in Sections 424(e) and (f), respectively, of the Code), and, with regard to Nonstatutory Stock Options, to all consultants and directors of the Company.

        (b) Date of Grant. The date of grant for each Option shall be the date
            -------------
on which it is approved by the Board, or such later date as the Board may specify. No Incentive Stock Options shall be granted hereunder after ten years from the date on which the Plan was approved by the Board.

        (c) Automatic Awards. The Board may provide for the automatic award of
            ----------------
an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

     4. Form of Options.
        ---------------

                  Options granted hereunder shall be evidenced by a writing delivered to the optionee specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The form of such Options may vary among optionees.

    5.  Option Strike Price.
        -------------------

        (a) Incentive Stock Options. In the case of Incentive Stock Options, the
            -----------------------
Strike Price shall be determined by the Board, provided that such price shall not be less than the fair market value of the Stock on the date of granting (or the date on which a modification of an existing Option is treated as the grant of a new Option, pursuant to Section 11(b) of the Plan), as determined in good faith by the Board; and provided further that no Incentive Stock Option shall be granted to any individual who is ineligible to be granted an Incentive Stock Option because his or her ownership of stock of the Company or its parent or subsidiary corporations exceeds the limitations set forth in Code Section 422(b)(6) (a "Ten Percent Owner") unless such Strike Price is at least 110% of the fair market value of the Stock on the date of grant.

        (b) Nonstatutory Stock Options. In the case of Nonstatutory Stock
            --------------------------
Options (and Incentive Stock Options which have been converted by the Board to Nonstatutory Stock Options pursuant to Section 11(b) of the Plan), the Strike Price shall be determined by the Board.

        (c) Payment Method. The Board may in its discretion permit the Strike
            --------------
Price to be paid in whole or in part by a note or in installments or with shares of Stock or such other lawful consideration as the Board may determine.

     6. Term of Option and Dates of Exercise.
        ------------------------------------

        (a) Exercisability. The Board shall determine the term of all Options,
            --------------
the time or times that Options are exercisable and whether they are exercisable in installments; provided, however, that (i) the term of each Nonstatutory Stock Option shall not exceed a period of eleven years from its Date of Grant; (ii) the term of each Incentive Stock Option granted to anyone who is not a Ten Percent Owner shall not exceed a period of ten years from its Date of Grant;
(iii) the term of each Incentive Stock Option granted to any Ten Percent Owner shall not exceed a period of five years from its Date of Grant.

        (b) Effect of Disability, Death or Termination of Employment. The Board
            --------------------------------------------------------
shall determine the effect on an Option of the disability, death, retirement or other termination of employment of an optionee and the extent to which, and during the period which, the optionee's estate, legal representative, guardian, or beneficiary on death may exercise rights thereunder. Any beneficiary on death shall be designated by the optionee, in the manner determined by the Board, to exercise rights of the optionee in the case of the optionee's death.

        (c) Other Conditions. The Board may impose such conditions with respect
            ----------------
to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.


        (d) Withholding. The optionee shall pay to the Company, or make
            -----------
provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of any Options under the Plan no later than the date of the event creating the tax liability. In the Board's discretion, such tax obligations may be paid in whole or in part in shares of Stock, including shares retained from the exercise of the Option creating the tax obligation, valued at the fair market value of the Stock on the date of delivery to the Company as determined in good faith by the Board. The Company and any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code) may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the optionee.

        (e) Amendment or Termination of Existing Options. The Board may amend,
            --------------------------------------------
modify, or terminate any outstanding Option, including substituting therefor another Option of the same or different type, (for example, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the optionee's consent (which consent may be withheld for any reason) shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the optionee. Any such amendment which results in a "modification" of an existing option (as defined under Section 1.425-1(e) (2) of the proposed Income Tax Regulations for purposes of Code Section 421 and 424) shall be treated as a grant of new option if the Board determines that such option should continue to qualify as an "incentive stock option" (as defined in Code Section 422).

          7.  Non-transferability of Options.
              ------------------------------

              (a) Incentive Stock Options granted under the Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.

              (b) Nonstatutory Stock Options granted under the Plan shall not be transferable by the holder thereof, except as expressly provided by the applicable Option Agreement.

          8.  Restricted Stock.
              ----------------

              (a) Subject to the provisions of the Plan, the Committee may award shares of Stock subject to the Company's right to repurchase such shares ("Restricted Stock"). The Committee shall determine the duration of the period of time (the "Restricted Period") during which, and the price at which and other the conditions under which, the shares may be repurchased by the Company and other terms and conditions of such grants. Shares of Restricted Stock may be issued without cash consideration or for such consideration as may be determined by the Committee.

              (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the holder and if requested by the Committee, shall be deposited by the holder, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's designated beneficiary.

              (c) Each recipient of Restricted Stock shall enter into a Restricted Stock Purchase Agreement with the Company which shall specify the terms and conditions of such grant of Restricted Stock and shall contain such other terms and conditions not inconsistent with the provisions of this Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The form of such Restricted Stock Purchase Agreement may vary among Participants.

          9.  No Right to Employment.
              ----------------------


              No persons shall have any claim or right to be granted an Option or Restricted Stock, and the grant of an Option or Restricted Stock shall not be construed as giving an optionee the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as specifically provided in the applicable Option or Restricted Stock Purchase Agreement.

          10.  No Rights as a Shareholder.
               --------------------------

               Subject to the provisions of the applicable Option or Restricted Stock Purchase Agreement, no optionee or any person claiming through an optionee shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she becomes the holder thereof.

          11.  Amendment or Termination.
               ------------------------

               The Board may amend or terminate the Plan at any time, that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provision.

          12.  Stockholder Approval.
               --------------------

               The Plan is subject to approval by the stockholders of the Company by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote thereon and present or represented at a meeting duly held in accordance with the laws of the State of Delaware, or by any other action that would be given the same effect under the laws of such jurisdiction, which action in either case shall be taken within twelve (12) months from the date the Plan was adopted by the Board. In the event such approval is not obtained, all Options granted under the Plan shall be void and without effect.

          13.  Governing Law.
               -------------

               The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

         Adopted by the Board of Directors on December 14 , 2001.